Exhibit (a)

ARTICLES OF AMENDMENT AND RESTATEMENT
OF

BUTTONWOOD FIRST ACCESS FUND LTD.

Buttonwood First Access Fund Ltd., a Maryland corporation (the “Corporation”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Charter of the Corporation currently in effect as amended and restated herein:

ARTICLE I

NAME

The name of the Corporation is: Buttonwood First Access Fund Ltd. (the “Corporation”)

ARTICLE II

BUSINESS PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, as applicable, and without limitation or obligation, engaging in business as a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”).

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in the State of Maryland is Cogency Global Inc., whose address is 1519 York Road, Lutherville, MD 21093 (Baltimore County). The street address of the principal office of the Corporation in the State of Maryland is c/o Cogency Global Inc., 1519 York Road, Lutherville, MD 21093 (Baltimore County).

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1    Number, Vacancies, Classification and Election of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors (the “Directors”) of the Corporation is two, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The names of the Directors who shall serve until the first annual meeting of the Corporation’s stockholders (the “Stockholders”) and until their successors are duly elected and qualify are:

Stephan A. Stein

Joseph A. Alagna, Jr.

The Directors may increase the number of Directors and may fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors occurring before the first annual meeting of Stockholders in the manner provided in the Bylaws.

Subject to applicable requirements of the 1940 Act, if the Corporation registers thereunder, and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. The Corporation further elects to be subject to Section 3-804(c) of the Maryland General Corporation Law as soon as it is eligible to do so.

On the first date on which the Corporation shall have more than one Stockholder of record, the Directors (other than any Director elected solely by holders of one or more classes or series of preferred stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of Stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of Stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of Stockholders, with the members of each class to hold office until their successors are duly elected and qualify.  At each annual meeting of the Stockholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

Section 5.2   Extraordinary Actions.  Except as specifically provided in Section 5.8 (relating to removal of Directors), and in Section 7.2 (relating to certain actions and certain amendments to the Charter), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3   Quorum.  The presence in person or by proxy of the holders of one-third of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of Stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such a matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 5.4   Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (including compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

Section 5.5   Preemptive Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.6   Appraisal Rights.  No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting Stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.7   Determinations by the Board of Directors.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have  been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any class or series of shares of the Corporation’s stock) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation to the extent not otherwise delegated to the investment manager of the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.8   Removal of Directors.  Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9   Stockholder Action by Written Consent. To the extent provided in the Bylaws of the Corporation, Stockholders may take action or consent to any action by providing a consent in writing or by electronic transmission of the Stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the Stockholders at which all Stockholders entitled to vote on the action were present and voted. If such action by written consent is taken, such written consent shall promptly be transmitted to the secretary of the Corporation, and the Corporation shall give notice of the action not later than 10 days after the effective date of the action to each holder of the Corporation’s stock and to each Stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

ARTICLE V

STOCK

Section 6.1   Authorized Shares.  The Corporation has authority to issue 200,000,000 shares of stock, initially consisting of 197,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and 3,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), which may be issued in classes or series, with the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any such class or series, all as determined by the Board of Directors . The aggregate par value of all authorized shares of stock having par value is $20,000.  If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  A majority of the entire Board of Directors, without any action by the Stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2   Common Stock.  Each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3   Preferred Stock.  The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including Preferred Stock.

Section 6.4   Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the Charter document filed with the SDAT.

Section 6.5   Inspection of Books and Records.  A Stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such Stockholder has an improper purpose for requesting such inspection.

Section 6.6   Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.  The Board of Directors of the Corporation shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

Section 6.7   No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer also will be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such shares, as required by the Bylaws and the MGCL or other applicable law.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 7.1   Amendments Generally.  The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.

Section 7.2   Approval of Certain Extraordinary Actions and Charter Amendments.

(a)   Required Votes.  The affirmative vote of the holders of shares entitled to cast at least 80% of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i)   Any amendment to the Charter of the Corporation to make the Corporation’s Common Stock a “redeemable security” or the conversion of the Corporation, whether by amendment to the Charter, merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)   The liquidation or dissolution of the Corporation and any amendment to the Charter of the Corporation to effect any such liquidation or dissolution; and

(iii)   Any amendment to Section 5.1, Section 5.2, Section 5.8, Section 7.1 or this Section 7.2; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter.

(b)   Continuing Directors.  “Continuing Directors” means (i) the Directors identified in Section 5.1, (ii) the Directors whose nomination for election by the Stockholders or whose election by the Directors to fill vacancies is approved by a majority of the Directors identified in Section 5.1, who are on the Board of Directors at the time of the nomination or election, as applicable, or (iii) any successor Directors whose nomination for election by the Stockholders or whose election by the Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

AND ADVANCE OF EXPENSES

Section 8.1   Limitation of Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of Directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

Section 8.2   Indemnification and Advance of Expenses.  To the maximum extent permitted by Maryland law from time to time, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a Director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Corporation.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment of expenses provided in the Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No provision of this Article VII shall be effective to protect or purport to protect any Director or officer of the Corporation against liability to the Corporation or its Stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 8.3   1940 Act.  In the event the Corporation registers as an investment company under the 1940 Act, the provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 8.4   Amendment or Repeal.  Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of a different forum, and except for any claims made under the federal U.S. securities laws, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a claim of breach of any duty owed by any Director, officer or employee of the Corporation to the Corporation or to the Stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any Director, officer or employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (e) any other action asserting a claim against the Corporation or any Director, officer or employee of the Corporation that is governed by the internal affairs doctrine. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, the Corporation and its Stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof. Unless the Corporation consents in writing to the selection of a different forum, to the fullest extent permitted by applicable law, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the 1940 Act.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation's current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was 200,000,000 Common Stock, par value of $0.0001 per share. The aggregate par value of all authorized shares having par value was $20,000.00.

EIGHTH: The total number of shares of stock which the Corporation had authority to issue immediately after the amendment to the Charter as set forth above is 197,000,000 Common Stock, par value of $0.0001 per share, and 3,000,000 Preferred Stock, $0.0001 par value per share. The aggregate par value of all authorized shares having par value is $20,000.00.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Secretary on this 14th day of August, 2025.

ATTEST:	BUTTONWOOD FIRST ACCESS FUND LTD.

/s/ Stephan A. Stein	/s/ Stephan A. Stein
Stephan A. Stein, Secretary	Stephan A. Stein, President and Chief Operating Officer

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